Exhibit 10.1

LEASE AGREEMENT

THIS LEASE, made and entered into this 3rd day of August, 2020 (herein the “Effective Date”), by and between U.S. Business Centers, L.L.C. (hereinafter called the “Landlord”) and AgEagle Aerial Systems, Inc (hereinafter called the “Tenant”).

In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, those certain premises located within the City of Wichita, County of Sedgwick, State of Kansas and being part of that certain warehouse building located at 8833 E. 34th Street, Wichita, KS (herein the “Building”) which premises consist of a space containing approximately 12,000 square feet and such floor space having a specific street address of 8863 E. 34th Street, Wichita, KS (hereinafter called the “Leased Premises”). The Building and the surrounding landscaped areas, parking lots, drives and other improvements which are located on the real property are hereinafter collectively referred to as the “Center” which is more particularly described in the legal description attached hereto as Exhibit “A”.

The boundaries and location of the Leased Premises are cross-hatched on the site plan of the Building which is attached hereto as Exhibit “B” and made a part hereof.

1.	Lease Term: The initial term (herein the “Initial Term”) of this Lease shall commence on the Effective Date and shall expire on the last day of the Thirty Sixth (36th) full calendar month following the “Commencement Date” (hereafter defined) unless this Lease is sooner terminated or extended as herein provided. In the event this Lease has at any time been extended, the word “Term” shall include, collectively, the period referred to in the preceding sentence and the period of any such extension. The term “Commencement Date” means November 1, 2020. Landlord grants to Tenant option(s) to extend the term of this Lease as set forth in Section 30 of this Lease. Tenant my take occupancy of the Leased Premises, rent free, beginning on September 1, 2020.

2.	Rental: Tenant agrees to pay to Landlord, on the first day of each month during the term hereof, in advance and at the office of Landlord or at such other place as shall be designated by Landlord, without any prior demand therefore and without any deduction, setoff, or abatement whatsoever, the annual amounts set forth below, payable in equal monthly installments as set forth below:

(a)	Base Rent. Tenant shall pay, annual base rent (herein “Base Rent”) in equal monthly installments as follows:

Time Period	Annual Per Square Foot	Monthly Base Rent
Months 1 – 36	$8.25	$8,250.00
Option 1:
Months 37 – 72	$8.74	$8,740.00

Base Rent shall be payable in the equal monthly installments as provided above (herein “Monthly Base Rent”) and the Additional Rent (hereafter defined) in equal monthly installments, commencing on the Commencement Date and continuing on the first day of each month thereafter during remainder of the Initial Term of this Lease and any extension thereof. Tenant shall begin paying “Tenant’s Proportionate Share” (hereafter defined) of “Taxes” (hereafter defined), “Insurance” (hereafter defined) and “CAM Costs” (hereafter defined) on the Commencement Date. It is the intent of this Lease that Tenant’s rental payments shall be net to Landlord, i.e., Net-Net-Net, to Landlord other than as specifically provided in this document.

(b)	Additional Rent and Rent Defined. As used herein, the term “Additional Rent” shall include Tenant’s Proportionate Share of CAM Costs, Taxes and Insurance, and all other sums which become due and payable from Tenant to Landlord. The term “Rent” or “rent” shall mean Annual Rent, Monthly Base Rent, and Additional Rent.

(c)	Security Deposit. Tenant has agreed to deposit with Landlord as a security for Tenant’s performance of the terms and provisions hereof a sum equal to $9,720.00, which sum shall be due and payable at the time of the execution of this Lease. In the event that the Tenant shall default in any of the terms, covenants and conditions of this Lease beyond any applicable cure period, the Landlord may apply or retain all or any portion of the security deposit to cure the default or to reimburse the Landlord for any cost which the Landlord may incur by reason of such default. No interest shall be payable to Tenant on account of the security deposit, and Landlord may commingle the security deposit with other of its funds. Any remaining balance of the security deposit to be promptly returned by Landlord to Tenant upon termination of this Lease and surrender of Leased Premises in the condition described in Section 4(b) of this Lease.

(d)	Tenant’s Proportionate Share: A fraction, the numerator of which shall be the Leased Premises Square Footage and the denominator of which shall be the number of leaseable square feet of floor space in the Center. The square footage of Leased Premises is approximately 12,000 square feet, and the total square footage in the Center is approximately 108,000 square feet and, therefore, Tenant’s Proportionate Share is 11.11% based upon such approximate areas.

3.	Additional Rent.

(a)	Taxes and Insurance: In addition to the Base Rent above provided, and as Additional Rent, Tenant shall pay its Proportionate Share of all taxes, general and special, assessed against every part of the Center of which the Leased Premises are a part and the land upon which the Center is located (herein “Taxes”), and also its Proportionate Share of the cost of all commercial general liability insurance, fire, windstorm and other hazard insurance, including, without limitation, liability and rent loss coverage, carried upon the Center of which the Leased Premises are a part (herein “Insurance”). Such payments shall be due in monthly installments on the same day that Base Rent is payable hereunder.

Landlord shall keep annual records of the amount of taxes assessed and insurance costs paid and shall compute Tenant’s Proportionate Share thereof. Within a reasonable time after January 1 of each year following the effective date of this Lease, Landlord shall notify Tenant of said amount of taxes and insurance costs. If the monthly payments previously made by Tenant are not sufficient to pay said taxes and insurance costs, Tenant shall pay to Landlord, within thirty (30) days after receipt of notice of said deficiency, the amount by which the actual costs of said taxes and insurance exceeds the estimated amount paid by Tenant. If the estimated amount paid by Tenant exceeds the taxes assessed and the cost of insurance, Landlord shall credit such excess to Tenant and shall reduce the estimated amount to be paid by Tenant for the ensuing year by that amount.

(b)	Common Area Maintenance: In addition to the Base Rent above provided, and as Additional Rent, Tenant shall pay its Proportionate Share of the cost of operation and maintenance (herein collectively “CAM Costs”) of the Common Area (hereafter defined). Common Area is defined for all purposes of this Lease as the Center except for the Improvements and shall specifically include among other facilities (as such may be applicable to the Center) parking area, private streets and alleys, landscaping, curbs, loading area, sidewalks, exterior lighting facilities and Center signs; provided, however, for the sole purpose of determining CAM Costs, the exterior surfaces of the improvements shall be considered Common Area. Landlord reserves the right to change from time to time the dimensions and location of the Common Area provided that such changes shall not adversely affect access to the Leased Premises.

Landlord’s CAM Costs shall mean the costs and expense of operating, maintaining and managing the Common Area in a manner deemed by Landlord to be reasonable and appropriate and for the best interests of the Center including, without limitation, all costs and expenses, if any, of operating, maintaining or repairing the parking lot (including but not limited to sweeping, stripping and patching), snow removal, landscape mowing, replanting and replacing flowers, shrubbery and planters, watering landscape areas, stormwater charges, fire protection, security service for the Center, if any is provided, maintenance, repair and electric expenses of the Center sign (tenants are responsible for their individual panels), operating, maintaining or repairing parking lot lighting, replacing parking lot light bulbs, electric expense for parking lot lighting and other Common Area lighting and exterior building painting.

CAM Costs shall not include the following expenditures: (1) leasing commissions, attorneys’ fees and other expenses related to leasing tenant space, disputes or enforcement of any leases, and constructing improvements for the sole benefit of an individual tenant; (2) repairs, replacements and general maintenance paid by insurance proceeds to the extent for which Landlord has collected insurance benefits; (3) depreciation of the Center and other “non-cash” items; (4) principal and interest payments and points and fees on any indebtedness (including any ground or underlying leases) secured by liens against the Center, or costs of refinancing such indebtedness; (5) expenses incurred in leasing or procuring new tenants, including advertising and marketing expenses and expenses for preparation of leases, space planning or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs and similar costs and expenses; (6) expenses for repairs or maintenance related to the Center which have been reimbursed to Landlord pursuant to warranties or service contracts; (7) costs of any work or service performed for or provided to any tenant (including Tenant) at such tenant’s costs; (8) costs of work for improvements to a vacant space which is or normally would be occupied by tenants; (9) any portion of Capital Improvements in excess of $25,000/year (so, Tenant may be billed 11.11% of Capital Improvement costs of up to $25,000/year ); (10) Landlord’s general corporate overhead and general and administrative expenses except as it relates specifically to the actual management of the Center; (11) costs incurred to contain, abate, remove or otherwise clean up the Center required as a result of the presence of hazardous materials in, about or below the Center to the extent caused by Landlord or another tenant; (12) reserves for repairs, maintenance and replacements; (13) any costs, fines or penalties incurred to comply, or for any violation or the failure to comply, with any governmental regulations and rules or any court order, decree or judgment including, without limitation, the Americans with Disabilities Act; and (14) attorneys’ fees, accounting fees and expenditures incurred in connection with disputes and claims of other tenants or occupants of the Center.

Tenant’s Proportionate Share of the cost of operation and maintenance of the Common Area shall be determined, estimated and paid and “trued up” in the same manner as Tenant’s share of taxes and insurance. The first year’s estimate of Tenant’s share of taxes, insurance and common area maintenance is $1,720.00 per month.

4.	Maintenance and Repairs:

(a)	Landlord shall, at its cost and expense, keep the foundation (excluding any special foundation poured at Tenant’s request), the exterior walls (except plate glass; windows; doors; door closure devices; window and door frames, moldings, locks and hardware; and interior painting or other interior treatment of exterior walls), and the roof of the Leased Premises in good repair, except that Landlord shall not be required to make any repairs occasioned by the act or negligence of Tenant, its employees, subtenants, licensees and concessionaires. In the event that the Leased Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord; and Landlord shall not be responsible in any way for failure to make any such repairs until a reasonable time shall have elapsed after receipt of such written notice.

(b)	Except for those portions of the Leased Premises which Landlord is obligated to maintain pursuant to subsection 4(a) above, Tenant shall keep the Leased Premises in a clean condition and shall at its sole cost and expense maintain the Leased Premises in good condition and repair including, without limitation, (1) making all needed repairs and replacements, including the repair and replacement of all lighting, plate glass, doors, windows, door closure devises, window & door frames, moldings, locks and hardware, and interior painting or other interior treatment of exterior walls, plumbing, fire sprinkler system and other electrical, mechanical and electromotive installation (including, without limitation, dock levelers and dock sealers), fire sprinkler system, equipment and fixtures and also including all utility repairs in ducts, conduits, pipes and wiring, and any sewer stoppage located in, under and above the Leased Premises; (2) replacement of cracked or broken glass; and (3) repairs, replacements and alterations required by governmental authority or any insurance company providing coverage on any part of the Center (to the extent such required repairs, replacements and alterations are related to Tenant’s specific use of the Leased Premises and not to the Leased Premises generally). Tenant shall also make all necessary repairs and replacements of its fixtures required for the proper conduct of its business. If any repairs required to be made by Tenant hereunder are not made within twenty (20) days after written notice delivered to Tenant by Landlord, Landlord may at his option make such repairs without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs, and Tenant shall pay to Landlord upon demand as Additional Rent hereunder the cost of such repairs plus interest at the highest lawful rate from the date of payment by Landlord until repaid by Tenant. At the expiration of this lease, Tenant shall surrender the Leased Premises in good condition, reasonable wear and tear and loss by fire or other casualty excepted.

Tenant shall be also be responsible for the maintenance, repair and routine cleaning of the HVAC units. If during the Term of the Lease, an HVAC unit is not repairable and needs replacement then Landlord, at Landlord’s cost, shall contract for the replacement of the HVAC unit.

5.	Signs and Alterations: Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, (a) make any alterations with respect to the Leased Premises or (b) install any exterior lighting, decorations, painting, awnings, canopies or the like or (c) erect or install any signs, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Leased Premises. Notwithstanding the foregoing, Tenant shall be permitted to install an exterior sign on the Leased Premises as shown on Exhibit C attached hereto, which Landlord hereby approves. All signs, lettering, placards, decorations and advertising media shall conform in all respects to the sign criteria established by Landlord for the Center from time to time in the exercise of its sole discretion, and shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, lighting, color and general appearance. Tenant’s request for signage approval shall include a color drawing to scale of the proposed signage and its proposed location to scale on the Leased Premises. All signs shall be kept in good condition and in proper operating order at all times. No hand printed or written signs are allowed in windows.

6.	Indemnity and Fire and Casualty Damage:

(a)	Indemnification and Liability Insurance: Tenant covenants and agrees that it will protect and save and keep the Landlord and any holder of a mortgage or deed of trust upon the Center or any portion thereof forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances whether occasioned by the neglect of Tenant or those holding under Tenant and that Tenant will at all times protect, indemnify and save and keep harmless the Landlord and any holder of a mortgage or deed of trust upon the Center or any portion thereof against and from any and all claims and against and from any and all loss, costs, damage or expense (including attorney fees), arising out of or from any accident or other occurrence on or about said Leased Premises, causing injury to any person or damage to property whomsoever or whatsoever . Without limiting the generality of the foregoing, Tenant further agrees at all times during the term hereof, at its own expense, to maintain and keep in effect liability insurance policies for damages to person or property in or about said Leased Premises. Tenant shall furnish to Landlord a Certificate of Insurance evidencing the existence of such insurance. The amount of said liability insurance shall not be less than $2,000,000 for property damage. Landlord and any holder of a mortgage or deed of trust upon the Center or any portion thereof shall be named as additional insured parties under said liability insurance. Landlord covenants and agrees that it will at all times protect, indemnify and save and keep harmless the Tenant against and from any and all claims and against and from any and all loss, costs, damage or expense (including attorney fees), arising out of or from any accident or other occurrence on or about the Common Areas of the Center, causing injury to any person or damage to property whomsoever or whatsoever, except to the extent caused by Tenant, its employees, agents or contractors.

(b)	Fire and Casualty Damage: Tenant shall give immediate written notice to Landlord of any damage caused to the Leased Premises by fire or other casualty. In the event that the Leased Premises shall be damaged or destroyed by fire or other casualty insurable under standard fire and extended coverage insurance and Landlord does not elect to terminate this Lease as hereinafter provided, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Leased Premises. In the event (a) the building in which the Leased Premises is located is destroyed or substantially damaged by a casualty not covered by Landlord’s insurance or (b) such building shall be destroyed or rendered untenable to an extent in excess of fifty percent (50%) of the first floor area by a casualty covered by Landlord’s insurance, or (c) the holder of a mortgage, deed of trust or other lien on the Leased Premises at the time of the casualty elects pursuant to such mortgage, deed of trust or other lien, to require the use of all or part of Landlord’s insurance proceeds in satisfaction of all or part of the indebtedness secured by the mortgage, deed of trust or other lien, then Landlord may elect either to terminate this Lease or to proceed to rebuild and repair the Leased Premises. Landlord shall give written notice to Tenant of such election within sixty (60) days after the occurrence of such casualty and if it elects to rebuild and repair shall proceed to do so with reasonable diligence and at its sole cost and expense. Landlord’s obligation to rebuild and repair under this section shall in any event be limited to restoring the Leased Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any alteration, additional improvements, fixtures and equipment installed by Tenant. Tenant agrees that during any period of reconstruction or repair of the Leased Premises it will continue to the extent practicable. During the period from the occurrence of the casualty until Landlord’s repairs are completed, the Base Rent and Additional Rent shall be reduced to such extent as may be fair and reasonable under the circumstances; however, there shall be no abatement of other charges provided for herein.

(c)	Waiver of Subrogation: Each party hereto waives any and every claim which arises or may arise in its favor and against the other party hereto during the term of this Lease or any renewal or extension thereof for any and all loss of, or damage to, any to its property located within or upon, or constituting a part of, the premises leased to Tenant hereunder, which loss or damage is covered by valid and collectible fire and damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under said insurance policies. Said mutual waivers shall be in addition to, and not in limitation or derogation of any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company or any person, each party hereto hereby agrees immediately to give to each insurance company which has issued to its policies of fire and extended coverage insurance, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

7.	Eminent Domain: If any of the floor area of the Leased Premises should be taken for any public or quasi-public use under and government law, ordinance or regulation or by right of eminent domain this Lease shall terminate and the Base Rent and Additional Rent shall be abated during the unexpired portion of this Lease, effective on the date physical possession is taken by the condemning authority.

If any part of the Common Area should be taken as aforesaid, this Lease shall not terminate, nor shall the Base Rent and Additional Rent payable hereunder be reduced, except that either Landlord or Tenant may terminate this Lease if the area of the Common Area remaining following such taking plus any additional parking area provided by Landlord in reasonable proximity to the Center shall be less than seventy percent (70%) of the area of the Common Area immediately prior to the taking. Any election to terminate this lease in accordance with this provision shall be evidenced by written notice of termination delivered to the other party within thirty (30) days after the date physical possession is taken by the condemning authority.

All compensation awarded for any taking of the Leased Premises or common area shall be the property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for Tenant’s moving and relocation expenses or for the loss of Tenant’s fixtures and other tangible personal property if a separate award for such items are made to Tenant. Tenant shall not be entitled to any award made for the value of the unexpired Term of this Lease.

8.	Acceptance of Leased Premises: Landlord warrants to Tenant that the Leased Premises, in the state existing on the date of this Lease do not violate any covenants or restrictions of record applicable to the Center, or any applicable building code, regulation or ordinance in effect on such date, including, but not limited to, the Americans with Disabilities Act (“ADA”). Landlord represents and warrants that, to Landlord’s actual knowledge, without investigation or duty to investigate, there are no contaminants or environmental conditions at the Center, including the Leased Premises. Landlord advises Tenant that Landlord had mold which was present in the Leased Premises remediated prior to the date of this Lease. Tenant acknowledges it has examined and knows the contents of the Leased Premises and has received the same in good condition or repair and that, except as otherwise set forth in this Lease, no representations as to the condition or repair thereof have been made by Landlord or Landlord’s agent that are not herein expressed. Landlord shall not be liable for any damage occasioned by or from roof leaks, plumbing, gas, water, steam, or other pipes, or sewage or the bursting, leaking, or running of any cistern tank, washstand, water closet, or waste pipe in, above upon, or about said building or premises, unless due to Landlord’s negligence or intentional acts. Landlord shall not be liable for any damage arising from acts or negligence of co-tenants or other occupants of the same building, or any owners or occupants of adjoining or contiguous property.

9.	Use and Possession: The Leased Premises may be used and occupied for the following purposes only: general office and warehouse purposes.

If Tenant desires to change its use of the Leased Premises, then it may do so only with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord shall not be required to consent to any of the following uses: (a) any immoral or socially unacceptable activity; or (b) any high disturbance use such as an arcade, game parlor or pool hall. The foregoing list is not all inclusive and Landlord may refuse to consent to other uses if, in Landlord’s reasonable judgment, such use would be detrimental to the Center. It is agreed that Tenant will not use or cause to be used the Leased Premises for the purpose of conducting any auction, liquidation sales, or other similar public sales. It is agreed that Tenant shall not use the outside of the premises for temporary or permanent storage.

10.	Care of Premises and Trash Removal: Tenant shall take good care of the Leased Premises and keep the same free from waste at all times. Tenant shall keep the Leased Premises and sidewalks, service ways and loading areas adjacent to the Leased Premises clean and orderly, and arrange for the regular pickup of such trash and garbage at Tenant’s expense. Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas prescribed by Landlord. Tenant shall not operate an incinerator or burn trash or garbage within the Center area.

11.	Landlord’s Access to Premises: Landlord shall have the right to enter upon the Leased Premises at any reasonable time, with reasonable advance notice, for the purpose of the inspecting the same, or of making repairs or additions to the Leased Premises, or of making repairs, alterations or additions to adjacent premises, or of showing the Leased premises to prospective purchasers, Tenants or lenders. Landlord will use all commercially reasonable efforts to minimize any interference with Tenant’s operations in making any such repairs. Landlord shall have the further right to place “For Rent”, “For Lease” or similar such signs in, on or about the Leased Premises during the last ninety (90) days of the term of this lease.

12.	Alterations, Additions and Improvements: Tenant may erect such alterations, additions, and improvements inside the premises as it desires only upon receiving the prior written consent of Landlord. Minor non-structural alterations, additions and improvements with aggregate cost of less than $10,000 will not require the prior written consent of Landlord. All such alterations, additions, or improvements shall be performed in a workmanlike manner and shall not weaken or impair the structural strength or lessen the value of the building and the premises, or change the purposes for which the building, or any part thereof, may be used. Any such alterations, additions, or improvements shall be erected at the sole cost and expense of Tenant, and Tenant shall have no right, authority, or power to bind Landlord or any interest of Landlord in the Leased Premises, for the payment of any claim for labor or materials or for any charge or expense incurred in the erection, construction, or maintenance of such improvements, nor to render said Leased Premises liable for any lien for labor, material, or any other charge incurred in connection therewith, and Tenant shall in no way be considered the agent of Landlord in the erection, construction, operation and maintenance of said improvements, including electrical, plumbing and anything screwed, bolted or attached to the building, unless specifically excluded by written agreement between the Tenant and Landlord except “trade fixtures” put in at the expense of Tenant, shall remain upon and be surrendered with the premises as a part thereof, at any termination of the lease, for any cause, and shall become the property of the Landlord. Tenant shall not allow any mechanic or materialmen liens to be filed against the Leased Premises or any part thereof. If any such lien is filed, Tenant shall immediately cause such lien to be released by posting an appropriate bond or paying the claim which is the basis for the lien.

Tenant is leasing the Leased Premises in its “as is” condition except for the improvements to be constructed by Landlord listed in Section 32 of this lease.

13.	Lease Not Assignable: Tenant shall not assign or in any manner transfer this lease or any estate or interest therein, or sublet said premises or any part thereof, or permit any person, firm or corporation to share or use any part thereof with it, without the previous written consent of Landlord. The consent hereby required shall not be unreasonably withheld, but any such assignment or subletting consented to by Landlord shall not release Tenant from its obligations under this lease. Consent to any assignment, when given, shall not operate as a waiver of this provision, and any subsequent assignment may be consented to by Landlord as required herein. Notwithstanding anything to the contrary herein, Tenant may assign this Lease or sublet all or part of the Leased Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord (but upon not less than twenty (20) days prior written to Landlord):

(a)	an Affiliate of Tenant;

(b)	any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its Permitted Transferee is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations hereunder are expressly assumed by the entity surviving such merger or created by such consolidation; or

(c)	any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets.

As used herein, “Affiliate” shall mean a corporation, partnership, or other business entity, which, directly or indirectly, controls, is controlled by, or is under common control with, another corporation, partnership, or other business entity. If more than 50% of the voting stock of a corporation shall be owned by another corporation or by a partnership or other business entity, the corporation whose stock is so owned shall be deemed to be controlled by the corporation, partnership, or business entity owning such stock.

Regardless of Landlord’s consent to an assignment or a Permitted Transfer to an Affiliate of Tenant (but not with respect to a Permitted Transfer under (b) or (c) above), no subletting or assignment shall release Tenant of Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor.

14.	Holding Over: In the event Tenant remains in possession of the Leased Premises after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying said premises as a Tenant from month-to-month at a base rent equal to one hundred twenty percent (120%) of the base rent herein provided, and otherwise subject to all the conditions, provisions and obligations of this lease insofar as the same are applicable to a month-to-month tenancy.

15.	Modifications: No modifications of any of the terms or conditions of this lease, as expressed above, shall be effective unless reduced in writing and executed by both parties.

16.	Default: If Tenant shall default in the payment of any Base Rent or Additional Rent, or if Tenant shall default in any other covenant or condition of this Lease, then if Tenant shall continue in default of the Base Rent or Additional Rent after ten (10) days notice in writing by Landlord to Tenant specifying the rent due, or shall continue in default of any other covenant or condition of this lease after thirty (30) days notice in writing by Landlord to Tenant for the existence of such default (or if more than thirty (30) days are required to correct with reasonable diligence the matters complained of in said notice and Tenant shall fail within said period to commence the same and thereafter prosecute the same to completion with reasonable diligence), Landlord shall, at its election, have the right to terminate this lease and with or without terminating this lease have immediate possession of the Leased Premises, without waiving or relinquishing any claim for rent or damages then due or to become due thereafter, and Tenant shall remain liable as hereinafter provided. In the event Landlord elects one of the foregoing remedies, Landlord may, without prejudice to any other right or remedy which it may have hereunder or by law, may re-enter the Leased Premises either by force or otherwise, or dispossess Tenant, any legal representative of Tenant or other occupant of the Leased Premises by appropriate suit, action or proceeding, and remove its effect and hold the Leased Premises as if this Lease had not been made. Notwithstanding that Landlord may elect to terminate this Lease, and during the full period which would otherwise have constituted the balance of the term of this Lease, Tenant shall continue liable for the performance of all the covenants of Tenant under this Lease, including Tenant’s covenant to pay the full amount of Base Rent and Additional Rent reserved hereunder and Landlord at its option may rent the Leased Premises for a term, or terms, which may be shorter or longer than the balance of the term hereof, in which event or events Landlord shall apply any moneys collected first to the expense of resuming or obtaining possession of and reletting the Leased Premise and second to the payment of the rent due and to become due to Landlord hereunder, and Tenant shall be and remain liable for any deficiency. Should Landlord fail to exercise any remedy it may have for default of Tenant, such failure shall not be deemed to be a waiver of Landlord’s rights to exercise such remedy for such default at a later time or for subsequent defaults, or otherwise to insist upon strict compliance with the terms hereof.

In the event of termination of this Lease or repossession of the Leased Premises after a Tenant Default, Landlord agrees to use commercially reasonable efforts to relet the Leased Premises or otherwise mitigate its damages; provided, however that Landlord shall not be required to give any preference to the showing or leasing of the Leased Premises over any other space that Landlord (or any Affiliate) may be leasing or have available and may place a suitable prospective tenant in any such available space regardless of when such alternative space becomes available.

(a)	Bankruptcy. Neither this Lease nor any renewal or extension hereof, nor any interest herein nor any estate hereby created, shall pass to any trustee or receiver in bankruptcy or to any other receiver of assignee for the benefit of creditors or otherwise in operation of law. In the event Tenant becomes bankrupt, a receiver for creditors is appointed for Tenant, or any execution is levied upon Tenant’s interest hereunder, Landlord, at its option, may terminate and cancel this Lease in addition to all other remedies available to Landlord.

(b)	Right to Cure Defaults. Landlord may, but shall not be obligated to, cure at any time, without notice, any default by Tenant under this Lease; and, whenever Landlord so elects, all reasonable costs and expenses incurred by Landlord in curing a default, together with interest on the amount of costs and expenses so incurred at the Interest Rate shall be paid by Tenant.

(c)	Remedies Cumulative. Landlord’s remedies as specified herein are cumulative and in addition to any rights or remedies available to it in equity or law.

17.	Bankruptcy of Tenant: If any adjudication of bankruptcy or insolvency be rendered against Tenant herein or if a receiver of the assets or business of the Tenant shall be appointed, or if any sale or attempted sale of the leasehold interest hereby created shall be made under or by virtue of any execution or other judicial process, Landlord may at its option immediately terminate this Lease.

18.	Notices: Any notices to be given hereunder shall either be delivered personally or may be given by certified mail. All notices shall be deemed to be given when delivered, if delivered personally to the party upon whom such notice is addressed, or if given by certified mail, when deposited in a sealed envelope, postage prepaid, addressed to the parties as follows:

To Landlord:	U.S. Business Centers, L.L.C.
Attn: Johnny Stevens
P.O. Box 782257
Wichita, KS 67278

With copy to:	U.S. Business Centers, L.L.C.
Attn: Stephen L. Clark
Bldg. E, Suite 200
1223 N. Rock Road
Wichita, KS 67206

To Tenant:	J. Michael Drozd
3309 Airport Rd.
Boulder, CO 80301

or at such other place as either party may hereinafter from time to time designate in writing.

19.	Binding on Parties: Subject to the limitations hereinbefore set forth pertaining to assignment and subletting, this lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

20.	Prohibited Practices: Tenant will not allow said premises to be used for any purposes or in any way that will increase the rate of insurance thereon. Tenant shall not permit any acts or carry on any practices which may injure the building or become a nuisance to other tenants of the Center or district of which the Leased Premises are a part and shall keep the premises under its control clean and free from rubbish, refuse, dirt, snow, and ice at all times. The Tenant shall be responsible and pay the costs of removal of any refuse, rubbish, and trash from the Leased Premises. Refuse and trash containers shall be kept in a location approved by the Landlord and such area shall be kept clean at all times.

21.	Utilities: The Tenant shall pay for all separately metered utilities including, without limitation, electric current, gas, water, telephone, waste disposal and sewage charges imposed on or due for services rendered to the hereby Leased Premises as the same shall become due during the term of this Lease. The water and sewer are not separately metered, and Tenant shall pay its Proportionate Share thereof within ten (10) days of its receipt of Landlord’s invoice. Notwithstanding the foregoing, in the event a tenant in the Building uses an unusual amount of water in connection with its specific use of its leased premises within in the Building, Landlord shall make an appropriate adjustment to allocate such additional use to that tenant.

22.	No Waiver Covenant: No waiver by Landlord, its successors or assigns, of any breach of any of the covenants made by Tenant herein shall be construed to be a waiver of any succeeding breach of any such covenant or agreement.

23.	Successors in Interest: In the event of the transfer and assignment by the Landlord of its interest in this Lease and the building containing the premises to a person or entity assuming Landlord’s obligations under this Lease, Landlord shall hereby be released from any further obligations hereunder and Tenant agrees to look solely to the responsibility of such successor in interest of the Landlord.

24.	Subordination: Tenant will subordinate its rights hereunder in this lease to any mortgage or mortgages, deed of trust or deeds of trust or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the land and/or buildings of which the Leased Premises are a part, provided, however, such mortgagee shall recognize the validity and continuance of this Lease in the event of a foreclosure of the Landlord’s interest, as long as the Tenant shall not be in default under the terms of this Lease. Tenant agrees to execute and deliver to Landlord, within twenty (20) days after receipt thereof of a subordination and non-disturbance agreement prepared with respect to a particular mortgage, deed of trust or other lien. Tenant’s failure to timely deliver such agreement shall constitute a default under this mortgage, deed of trust or other lien or any purchaser as a foreclosure sale in the event such mortgage, deed of trust or other lien is foreclosed through judicial proceedings or power of sale.

25.	Estoppel Certificates: Tenant shall, within twenty (20) days after written request from Landlord, execute, acknowledge, and deliver to Landlord or to Landlord’s mortgagee, proposed mortgagee, lender or proposed purchaser of the Center or any part thereof, any estoppel certificates requested by Landlord, from time to time, which estoppel certificates shall show whether the lease is in full force and effect and whether any changes may have been made to the original lease; whether there are any defaults by Landlord and, if so, the nature of such defaults, whether possession has been assumed and all improvements to be provided by Landlord have been completed; and whether Rent or Additional Rent has been paid more than thirty (30) days in advance and that there are no liens, changes, or offsets against rental due or to become due and that the address shown on such estoppel is accurate, and containing such other matters as Landlord may reasonably require.

26.	Partnership: Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating a relationship between the parties hereto other than the relationship of Landlord and Tenant.

27.	Late Fee.

(a)	Penalties for Late Payment If Tenant fails to pay to Landlord when due any installment of Rent or any other sum to be paid to Landlord which may become due hereunder, the parties acknowledge that Landlord will incur administrative expenses in an amount not readily ascertainable and which has not been elsewhere provided for herein between Landlord and Tenant. Accordingly, if Tenant should fail to pay to Landlord any installment of Rent or other sum to be paid hereunder within ten (10) days after its due date, Tenant shall pay Landlord on demand a late fee equal to the greater of (i) $100, or (ii) 5% of the past due amount; provided, however, Landlord agrees that no such late fee shall be payable for the first such late payment in any 12-month period, so long as the applicable amount is paid to Landlord within five (5) business days after Tenant’s receipt of written notice thereof. Failure to pay such a late fee upon demand therefore shall constitute an Event of Default hereunder. Provision for such late fee shall be in addition to all other rights and remedies available to Landlord hereunder or at law or in equity and shall not be construed as liquidated damages or as a limitation on Landlord’s remedies in any manner.

(b)	Non-Sufficient Funds. If Tenant pays any installment of Fixed Minimum Rent or any other sum by check and such check is returned for insufficient funds or other reason not the fault of Landlord, then Tenant shall pay to Landlord on demand a processing fee of Fifty and no/100 dollars ($50.00) per returned check.

28.	Hazardous Materials. Tenant agrees that it will not, without the prior written consent of Landlord, use or permit to be used on or bring onto or about the Center any materials that have been or are in the future determined to be hazardous by any federal, state or local government agency in violation of any applicable laws. Tenant shall and hereby agrees to defend, indemnify and hold the Landlord harmless from and against any claim asserted by, or any liability to any person, including, without limitation, any agency, branch or representative of federal, state or local government, on account of any personal injury or death or damage, destruction or loss of property (whether it be sudden and accidental or gradual and steady) resulting from or arising out of Tenant’s usage, storage or disposal of hazardous materials on the Center or Tenant’s generation, brokerage or transference of any hazardous materials from the Center.

29.	Parking. If requested by Landlord, in writing, Tenant agrees to cause its employees, company vehicles and trailers to park only in places within the Center as provided and designated by Landlord, from time to time.

30.	Extension Options. Landlord hereby grants to Tenant one option (herein the “Extension Option”) to extend the term of this Lease, for a three (3) year period (herein the “Extension Period”), upon the same terms and conditions as those set forth in this Lease for the Initial Term of this Lease except for the amount of Base Rent which shall be as shown in the table of Section 2 of this Lease and shall be paid in equal monthly installments as provided for in Section 2 of this Lease.

In order to exercise the Extension Option, Tenant must give Landlord written notice of such exercise at least six (6) months prior to the expiration of the then expiring Term. The Extension Period shall commence immediately upon expiration of the immediately preceding term of this Lease and terminate three (3) years thereafter. Tenant shall not have the right to exercise any Extension Option during any period of time that Tenant is in default beyond any applicable notice and cure period.

31.	Landlord’s Work. Prior to the Commencement Date, Landlord shall as its sole cost and expense:

i.	Install new carpet throughout the office area,
ii.	paint all walls in the offices
iii.	remove all mold in the leased space
iv.	contract and pay for mold inspection and removal from a licensed Environmental company
v.	install air conditioning in the warehouse
vi.	deliver the overhead dock doors, the HVAC units, plumbing, electrical, warehouse and office lighting, heating, and hot water in the Leased Premises in good working condition.

Thereafter, any required maintenance and repair costs shall be subject to the operating expense and repair language outlined in this Lease.

35.	Guaranty[Intentionally Deleted]

36.	Loss and Damage. Landlord shall not be liable for any loss or damage to Tenant’s improvements to the Leased Premises, its trade fixtures or personal property, or the property of others located on the Leased Premises, except as may be caused by the negligence or willful misconduct of Landlord, its agents, and employees. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow, bursting of or leaks from any part of the Leased Premises or from the pipes, appliances or plumbing works, or from the roof, or by dampness, stoppage or leaking from sewer pipes, except as may be caused by the negligence or willful misconduct of Landlord, its agents, and employees. All property of Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of Tenant only, and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier.

37.	Limitation of Right of Recovery Against Landlord. Tenant agrees and acknowledges that the liability of Landlord under this Lease shall be limited to its interest in the Center, and any judgments rendered against Landlord shall be satisfied solely out of the proceeds of sale of its interest in the Center. No personal judgment shall lie against Landlord, and any judgment so rendered shall not give rise to any right of execution or levy against Landlord’s assets, other than as to the Leased Premises. The foregoing provisions are not intended to relieve Landlord from performance of its obligations, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord.

38.	Quiet Possession. Subject to the other terms and conditions of this Lease, and the rights of any lender, and provided Tenant is not in default hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.

39.	Force Majeure. Neither Landlord nor Tenant shall be required to perform any term, provision, agreement, condition or covenant in this Lease (other than the obligations of Tenant to pay Base Rent or Additional Rent as provided herein) so long as such performance is delayed or prevented by “Force Majeure”, which shall mean acts of God, pandemics, epidemics, strikes, injunctions, lockouts, material or labor restrictions by any governmental authority, any labor or material shortages, civil riots, floods, fire, theft, public enemy, insurrection, war, court order, requisition or order of governmental body or authority, or delays in receiving building or construction permits from the applicable governing authority, and any other cause not reasonably within the control of Landlord or Tenant and which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome (“Force Majeure”).

IN WITNESS WHEREOF, the parties hereto have executed this lease the day and year first above written.

“LANDLORD”

U.S. BUSINESS CENTERS, L.L.C.

By:	/s/ Johnny W. Stevens
Name:	Johnny W. Stevens
Title:	Manager

“TENANT”

AGEAGLE AERIAL SYSTEMS, INC

By:	/s/ J. Michael Drozd
Name:	J. Michael Drozd
Title:	Chief Executive Officer

Exhibit “A”

Lot 1, Block 3, Mediterranean Plaza, an Addition to Wichita, Sedgwick County, Kansas.

Exhibit “B”

Site Plan of Building

SITE ARCHITECTURAL PLAN
34TH STREET NORTH

AIRWAY BUSINESS CENTER
34TH STREET NORTH
AND WEBB ROAD
WICHITA, KANSAS

JEFF KREHBIEL ASSOCIATES
ARCHITECTURE

SA1.1

Exhibit “C”

Tenant’s Approved Signage

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